UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934
                                November 5, 2002
                        (Date of Earliest Event Reported)

                         DREYER'S GRAND ICE CREAM, INC.
             (Exact name of registrant as specified in its charter)



     DELAWARE                       0-14190                        94-2967523
 (State or other            (Commission File Number)             (IRS Employer
   jurisdiction                                                  Identification
of incorporation)                                                     No.)


                 5929 COLLEGE AVENUE, OAKLAND, CALIFORNIA 94618
          (Address of principal executive offices, including Zip Code)
                                 (510) 652-8187
              (Registrant's telephone number, including area code)

                                TABLE OF CONTENTS

Item 5.  Other Events and Regulation FD Disclosure.............................1
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
        OPERATIONS.............................................................2
REPORT OF INDEPENDENT ACCOUNTANTS..............................................9
CONSOLIDATED STATEMENT OF INCOME..............................................10
CONSOLIDATED BALANCE SHEET....................................................11
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY.....................12
CONSOLIDATED STATEMENT OF CASH FLOWS..........................................13
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS....................................14
Item 7.  Exhibits.............................................................26
SIGNATURES....................................................................27
EXHIBIT INDEX.................................................................28
EX-23  Consent of Independent Accountants

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE.

          Effective December 30, 2001, Dreyer's Grand Ice Cream, Inc. (the Company) adopted the provisions of Issue 01-9 of the Emerging Issues Task
Force of the Financial Accounting Standards Board, "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)" (EITF 01-9) and Statement of Financial Accounting Standards (SFAS) No. 142 "Goodwill and Other Intangible Assets" (SFAS No. 142). EITF 01-9 requires that discounts (off-invoice promotion and coupons), amounts paid to retailers to advertise a company's products (fixed trade promotion) and fees paid to retailers to obtain shelf space (slotting fees) be recorded as a reduction of revenue. Previously, the Company classified these expenses as selling, general and administrative expenses.

          On June 16, 2002, the Company entered into an Agreement and Plan of Merger and Contribution, by and among the Company, New December, Inc., December Merger Sub, Inc., Nestle Holdings, Inc. and NICC Holdings, Inc., as amended on October 25, 2002, and in connection therewith, New December, Inc. is planning to file a Form S-4 Registration Statement (Registration Statement).

          In connection with the filing of the Registration Statement, the Company is required to include, or incorporate by reference, in such Registration Statement the Company's financial statements that give effect to the adoption of the provisions of EITF 01-9 and the transition provisions of paragraph 61 of SFAS No. 142. As a result, this Current Report on Form 8-K includes the information in Item 7-Management's Discussion and Analysis of Financial Condition and Results of Operations and Item 8-Financial Statements and Supplementary Data appearing in the Company's Form 10-K for the fiscal year ended December 29, 2001 giving effect to the adoption of the provisions of EITF 01-9 and the transition provisions of paragraph 61 of SFAS No. 142.
In accordance with the provisions of EITF 01-9, all periods presented have been reclassified on a retroactive basis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.


FORWARD-LOOKING STATEMENTS

          The Company may from time to time make written or oral forward-looking statements. Written or oral forward-looking statements may appear in documents filed with the Securities and Exchange Commission, and in press releases, conference calls and webcasts (whether live or recorded), and in reports to stockholders. The Private Securities Litigation Reform Act of 1995 contains a "safe harbor" for forward-looking statements upon which the Company relies in making such disclosures. In accordance with this "safe harbor" provision, we have determined that forward-looking statements are contained in this Annual Report on Form 10-K. Also, in connection with this "safe harbor" provision, the Company identifies important factors that could cause the Company's actual results to differ materially from those contained in any forward-looking statement made by or on behalf of the Company. Those factors include, but are not limited to, those discussed in the "Risks and Uncertainties" section below. Any such statement is qualified by reference to the cautionary statements set forth below and in this and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. Such forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual actions or results to differ materially from those contained in any forward-looking statement made by or on behalf of the Company.

THE STRATEGIC PLAN

          In 1994, the Company adopted a strategic plan to accelerate sales of its brands throughout the country (the Strategic Plan). The objective of this plan was to build high-margin brands with leading market shares, through investments in effective consumer marketing activities, and through expansion and improvement of the Company's direct-store-distribution network to national scale. The potential benefits of the Strategic Plan are increased market share and future earnings above levels that would have been attained in the absence of the Strategic Plan.

          In accordance with the Strategic Plan, the Company embarked on an aggressive national expansion, involving the entry into new markets throughout the country, the opening of new manufacturing and warehouse facilities, and the introduction of several new products. As part of this expansion, the Company also acquired various regional distribution companies and the Grand Soft equipment manufacturing business. The Company made substantial investments in physical infrastructure, information systems, brand-building activities, and selling capabilities, which substantially increased the Company's cost structure.

          While the Strategic Plan places primary emphasis on expanding sales of the Company's own brands, the Company also increased its business of distributing products for other manufacturers (partner brands). Ben & Jerry's is one of the Company's more significant partner brands. In 1999, Ben & Jerry's transferred slightly more than half of its distribution business with the Company to another distributor. In March 2001, the Company resumed distribution for Ben & Jerry's in all of the original markets, as well as additional markets, under a new long-term agreement.

          The Company continues to pursue the benefits of the Strategic Plan through four long-term initiatives. These initiatives are as follows: (1) growth in sales of the Company's premium ice cream brands; (2) growth in sales of the Company's superpremium ice cream brands; (3) accelerated development of the Company's business in a wider number of retail channels, especially mass-merchandisers, convenience stores and foodservice outlets; and (4) a focus on improved productivity through a reduction in total delivered costs, meaning the per-unit costs of manufacturing, selling and distribution and support activities.

RISKS AND UNCERTAINTIES

          The Company believes that the benefits under the Strategic Plan will be realized in future years, although no assurance can be given that the expectations relative to future market share and earnings benefits of the strategy will be achieved. Specific factors that might cause such a difference include, but are not limited to, the Company's ability to achieve efficiencies in its manufacturing and distribution operations without negatively affecting sales, the cost of dairy raw materials and other commodities used in the Company's products, competitors' marketing and promotion responses, market conditions affecting the price of the Company's products, the Company's ability to increase sales of its own branded products, and responsiveness of the trade and consumers to the Company's new products and increased marketing and trade promotion expenses.

          The Company distributes products as "partner brands" for several key competitors such as ConAgra Foods, Inc. (Healthy Choice(TM) products), Nestle (Haagen-Dazs(R) and Nestle products), and Unilever United States, Inc. (Ben & Jerry's(R) and Good Humor(R)-Breyers(R) products). In most of these cases, the Company only provides distribution services while maintaining a competitive selling effort for its own brands with key retail accounts. The distribution of these partner brand products provides profits for the Company, and the Company believes that the parent companies of the partner brands realize substantial sales benefits from this program.

          The Company has negotiated long-term contracts with each of its key partner brands. However, because the manufacturers of these partner brands are also key competitors of the Company, there can be no guarantee that such relationships will continue. The Company believes that the quality of its distribution services, and the resulting incremental sales, will continue to provide a strong rationale for the partner brand program for all parties.

CRITICAL ACCOUNTING POLICIES

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. The Company believes that the following critical accounting policies, which the Company's senior management has discussed with the audit committee of the board of directors, represent the most significant judgments and estimates used in the preparation of the consolidated financial statements:

O The Company assesses the recoverability of trade accounts receivable based on estimated losses resulting from the inability of customers to make required payments. The Company's estimates are based on the aging of accounts receivable balances and historical write-off experience, net of recoveries. The Company reviews trade accounts receivable for recoverability regularly and whenever events or circumstances, such as deterioration in the financial condition of a customer, indicate that additional allowances might be required. Changes in the financial condition of the Company's major customers could result in significant accounts receivable write-offs.

O The Company records a valuation allowance related to deferred tax assets if, based on the weight of the available evidence, the Company concludes that it is more likely than not that some portion or all of the deferred tax assets will not be realized. While the Company has considered future taxable income and prudent and feasible tax planning strategies in assessing the need for the valuation allowance, should the Company determine that it would not be able to realize all or part of its net deferred tax assets in the future, an adjustment to the carrying value of the deferred tax assets would be charged to income in the period in which such determination is made.

O The Company has goodwill and distribution rights related to business acquisitions. The Company tests goodwill for impairment on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. If the fair value of a reporting unit is less than its carrying value, then an impairment loss would be recognized equal to the excess of the carrying value of the reporting unit goodwill over the fair value of that goodwill. The fair value of goodwill is based on estimates that carry a degree of uncertainty.

O The Company's liabilities for self-insured health, workers compensation and vehicle plans are developed from actuarial valuations that rely on various key assumptions. Changes in key assumptions may occur in the future, which would result in changes to related self-insurance costs.

O The Company's liabilities for employee bonuses and profit-sharing plan contributions are based primarily on estimated full-year profitability at the end of each quarter. Changes in the performance of the business and in estimated full-year profitability could result in significant interim adjustments to the cost of these programs.

These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FINANCIAL SUMMARY

          The Company reported net income available to common stockholders of $8,269,000, or $.24 per diluted common share, for the 52 weeks ended December 29, 2001, compared to net income available to common stockholders of $24,220,000, or $.72 per diluted common share, for the 53 weeks ended December 30, 2000. Consolidated net sales increased 16 percent over 2000 to $1,211,245,000. The results for 2001 primarily reflect strong growth in sales, largely offset by the impact of unfavorable dairy raw material costs.

RESULTS OF OPERATIONS

52 WEEKS ENDED 2001 COMPARED WITH 53 WEEKS ENDED 2000

          Consolidated net sales for 2001 increased $170,457,000, or 16 percent, to $1,211,245,000 from $1,040,788,000 for 2000.

          Net sales of the Company's branded products, including licensed and joint venture products (company brands), increased $16,002,000, or two percent, to $707,873,000 from $691,871,000 for 2000. Company brands represented 58 percent of consolidated net sales in 2001 compared with 66 percent in 2000. The increase in dollar net sales of company brands resulted from higher unit sales and higher average wholesale prices. Gallon sales of the Company's branded products increased 3,000,000 gallons, or three percent, to approximately 112,000,000 gallons. The products that led this volume increase were premium Dreyer's and Edy's Grand Ice Cream and Whole Fruit(TM) Bars. The average price for the Company's branded products decreased approximately one percent after the effect of increased trade promotion expenses and to a lesser degree from a shift in mix to lower-priced products, partially offset by the effect of higher wholesale prices. The Company's portfolio of branded products held an 18.6 percent dollar share of all packaged ice cream sold in the grocery channel in 2001 compared to 18.6 percent in 2000.

          Net sales of products distributed for other manufacturers (partner brands) increased $154,455,000, or 44 percent, to $503,372,000 from $348,917,000 for 2000. Net sales of partner brands represented 42 percent of consolidated net sales in 2001 compared with 34 percent in 2000. This increase is driven largely by the acquisition of independent distributors in 2000 along with increased sales of Ben & Jerry's(R) superpremium products. The Company began distributing Ben & Jerry's(R) to a larger distribution territory in March 2001 and distributes Ben & Jerry's(R) for the grocery channel in all of the Company's company-owned markets across the country. The average price for partner brands increased approximately eight percent, while unit sales increased 33 percent.

          Cost of goods sold increased $194,937,000, or 22 percent, as compared with 2000, while the gross margin decreased to 11 percent from 15 percent. The impact of the increase in dairy raw material costs unfavorably impacted gross profit in 2001 by approximately $30,000,000 as compared to 2000.

          Other income decreased $1,353,000, or 36 percent, to $2,405,000 from $3,758,000 for 2000 primarily due to a decrease in earnings from joint ventures accounted for under the equity method.

          Selling, general and administrative expenses increased $2,714,000, or three percent, to $108,345,000 from $105,631,000 for 2000. Selling, general and administrative expenses, as a percentage of consolidated net sales, decreased slightly to nine percent in 2001 compared to ten percent in 2000. The dollar increase in selling, general and administrative expenses primarily reflects increased consumer promotion spending as well as increases in administrative expenses. Increases in promotion spending reflect both growth in the Company's core brands and the impact of acquisitions made in 2000.

          Interest expense decreased $1,519,000, or 12 percent, as compared with 2000, primarily due to lower interest rates.

          The income tax provision decreased $10,479,000, or 69 percent, as compared with 2000, due to a correspondingly lower pre-tax income in 2001 and, to a lesser extent, a lower effective tax rate. The effective tax rate decreased to 35 percent from 37.5 percent for 2000 due primarily to the utilization of income tax credits. The Company's income tax provisions for 2001 and 2000 differ from tax provisions calculated at the federal statutory tax rate primarily due to tax credits and state income taxes.

53 WEEKS ENDED 2000 COMPARED WITH 52 WEEKS ENDED 1999

          Consolidated net sales for 2000 increased $79,677,000, or eight percent, to $1,040,788,000 from $961,111,000 for 1999.

          Net sales of the Company's branded products, including licensed and joint venture products (company brands), increased $87,718,000, or 15 percent, to $691,871,000 from $604,153,000 for 1999. Company brands represented 66 percent of consolidated net sales in 2000 compared with 63 percent in 1999. The increase in net sales of company brands resulted from higher unit sales, particularly sales of higher-priced products, and from higher average wholesale prices. Gallon sales of the Company's branded products increased 9,000,000 gallons, or nine percent, to approximately 109,000,000 gallons. The products that led this volume increase were the co-branded M&M/Mars line, superpremium Dreamery(TM) Ice Cream, premium Dreyer's and Edy's Grand Ice Cream(R) and Whole Fruit(R) Bars. The average price for the Company's branded products increased approximately five percent after the effect of increased trade promotion expenses and to a lesser degree by the effect of higher wholesale prices and a shift in mix to higher-priced products. The Company's portfolio of branded products held an 18.6 percent dollar share of all packaged ice cream sold in the grocery channel in 2000 compared to 17.1 percent in 1999.

          Net sales of products distributed for other manufacturers (partner brands) decreased $8,041,000, or two percent, to $348,917,000 from $356,958,000 for 1999. Net sales of partner brands represented 34 percent of consolidated net sales in 2000 compared with 37 percent in 1999. The primary cause of the decrease in partner brand sales for 2000 was that the Company began distributing Ben & Jerry's(R) products in a smaller geographic area during September 1999. Average prices for partner brands increased approximately two percent, while unit sales decreased six percent.

          Cost of goods sold increased $49,747,000, or six percent, as compared with 1999, while the gross margin increased to 15 percent from 13 percent. This gross margin improvement was primarily the result of increased sales of higher-margin products, comparatively lower dairy raw material costs, higher average prices, and higher unit sales of the Company's established brands. The effect of these positive factors more than offset the loss of distribution gross profit from Ben & Jerry's(R) sales (see The Strategic Plan above). The impact of the decrease in dairy raw material costs favorably impacted gross profit in 2000 by approximately $9,300,000 as compared to 1999.

          Other income increased $1,668,000, or 80 percent, to $3,758,000 from $2,090,000 for 1999 due to an increase in brokerage income partially offset by a decrease in earnings from joint ventures accounted for under the equity method.

          Selling, general and administrative expenses increased $7,489,000, or eight percent, to $105,631,000 from $98,142,000 for 1999. Selling, general and administrative expenses as a percentage of consolidated net sales remained relatively unchanged at 10 percent for both 2000 and 1999. This dollar increase primarily reflects marketing spending and, to a lesser extent, increases in administrative expenses. Costs associated with the Company's earlier bid to acquire Ben & Jerry's Homemade, Inc. and the subsequent negotiations of the national distribution agreement also contributed to the increase.

          Interest expense increased $902,000, or eight percent, as compared with 1999, primarily due to higher average borrowings required for funding acquisitions.

          The income tax provision increased $8,101,000, or 114 percent, over 1999, due to a correspondingly higher pre-tax income in 2000. The effective tax rate decreased slightly to 37.5 percent from 38.1 percent for 1999. The Company's income tax provisions for 2000 and 1999 differ from tax provisions calculated at the federal statutory tax rate primarily due to state income taxes and tax credits.

SEASONALITY

          The Company experiences more demand for its products during the spring and summer than during the fall and winter. The Company's inventory is maintained at the same general level relative to sales throughout the year by adjusting production and purchasing schedules to meet demand. The ratio of inventory to sales typically does not vary significantly from year to year.

EFFECTS OF INFLATION AND CHANGING PRICES

          The largest component of the Company's cost of production is raw materials, principally dairy products and sugar. During 2001, dairy raw material costs increased which unfavorably impacted gross profit by approximately $30,000,000 as compared to 2000. During 2000, dairy raw material costs declined which favorably impacted gross profit by approximately $9,300,000 as compared to 1999. During 1999, dairy raw material costs declined which favorably impacted gross profit by approximately $15,000,000 as compared to 1998 (a year of extremely high dairy costs). Dairy raw material costs have been favorable thus far during 2002 as compared to 2001.

          Other cost increases, such as labor and general and administrative costs, have in the past been partially offset by productivity gains and other operating efficiencies.

NEW ACCOUNTING PRONOUNCEMENTS

ACCOUNTING FOR CONSIDERATION GIVEN BY A VENDOR TO A CUSTOMER (INCLUDING A RESELLER OF THE VENDOR'S PRODUCTS)

          In November 2001, the Emerging Issues Task Force of the Financial Accounting Standards Board (EITF) issued EITF 01-9, "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)" (EITF 01-9). This pronouncement requires that discounts (off-invoice promotion and coupons), amounts paid to retailers to advertise a company's products (fixed trade promotion) and fees paid to retailers to obtain shelf space (slotting fees) be recorded as a reduction of revenue.

          The Company adopted EITF 01-9 at the beginning of fiscal 2002. The Company retroactively reclassified expenses of $188,453,000, $153,568,000 and $138,706,000 in 2001, 2000 and 1999, respectively, in accordance with this pronouncement. The retroactive reclassification of these expenses resulted in a decrease in total sales and gross profit, along with a corresponding decrease in selling, general and administrative expenses with no effect on net income (loss) as previously reported.

ACCOUNTING FOR GOODWILL AND OTHER INTANGIBLE ASSETS

          In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). This pronouncement requires recognition of goodwill and other unidentifiable intangible assets with indeterminate lives (these assets) as long-term assets. Amortization as previously required by Accounting Principles Board Opinion No. 17, "Intangible Assets," is no longer permitted. In lieu of amortization, these assets are now tested for impairment on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company adopted SFAS No. 142 at the beginning of fiscal 2002 and completed its transitional impairment test during the first quarter of 2002; the Company has not recorded any impairment charges under SFAS No. 142.

          The following table summarizes and reconciles reported net income and net income per common share, adjusted for the exclusion of amortization of goodwill and other indefinite lived intangible assets that are no longer amortized of $4,655,000, $3,796,000 and $2,534,000 in 2001, 2000 and 1999,
respectively.

($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                  DEC. 29, 2001        DEC. 30, 2000       DEC. 25, 1999 (1)
                                                            -------------        -------------       -------------
Reported income before cumulative effect of change in
     accounting principle............................         $   8,829           $  25,378            $  11,587
Goodwill amortization, net of tax....................             3,026               2,372                1,569
                                                              ---------           ---------            ---------
Adjusted income before cumulative effect of change in
     accounting principle............................         $  11,855           $  27,750            $  13,156
                                                              =========           =========            =========

Reported net income..................................         $   8,829           $  25,378            $  10,992
Goodwill amortization, net of tax....................             3,026               2,372                1,569
                                                              ---------           ---------            ---------
Adjusted net income..................................         $  11,855           $  27,750            $  12,561
                                                              =========           =========            =========


Net income per common share:
        Reported basic....................................... $      .26          $      .86           $      .36
        Goodwill amortization, net of tax....................        .10                 .08                  .06
                                                              ----------          ----------           ----------
        Adjusted basic....................................... $      .36          $      .94           $      .42
                                                              ==========          ==========           ==========

        Reported diluted..................................... $      .24          $      .72           $      .33
        Goodwill amortization, net of tax....................        .08                 .07                  .05
                                                              ----------          ----------           ----------
        Adjusted diluted..................................... $      .32          $      .79           $      .38
                                                              ==========          ==========           ==========

(1) The impact of the cumulative effect of a change in accounting principle for the year ended December 25, 1999 is a decrease to basic (reported and adjusted) and diluted (reported and adjusted) net income per common share of $.02.

ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS


          In October 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144). This pronouncement clarifies certain issues related to SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and develops a single accounting model for long-lived assets to be disposed of. The Company will be implementing SFAS No. 144 in the first quarter of 2002. The Company expects that the implementation of this pronouncement will not have a significant impact on its financial position, results of operations or cash flow.

FINANCIAL CONDITION

LIQUIDITY AND CAPITAL RESOURCES

          Cash flows from operating activities of $32,672,000 for 2001 consisted primarily of net income of $8,829,000 and depreciation and amortization of $35,974,000 which were partially offset by a $14,297,000 increase in the amount of cash required to fund working capital. Cash flows from operating activities of $44,761,000 for 2000 consisted primarily of net income of $25,378,000 and depreciation and amortization of $37,479,000 which were partially offset by a $28,647,000 increase in the amount of cash required to fund working capital. Cash flows from operating activities of $77,302,000 for 1999 consisted primarily of net income of $10,992,000, depreciation and amortization of $35,515,000 and a $25,407,000 decrease in the amount of cash required to fund working capital.

          Cash outflows from investing activities of $43,652,000 for 2001 primarily consisted of capital expenditures totaling $40,598,000. Cash outflows from investing activities of $56,548,000 for 2000 primarily consisted of capital expenditures totaling $24,513,000, the purchase of certain assets of Specialty Frozen Products, L.P. (Specialty) for $18,922,000, and the purchase of the common stock of Cherokee Cream Company, Inc. (Cherokee) for $7,651,000 (purchase price of $7,855,000 net of $204,000 cash acquired). Specialty was the leading independent direct-store-delivery ice cream distributor in the Pacific Northwest. Cherokee, the parent of Sunbelt Distributors, Inc., was the leading independent direct-store-delivery ice cream distributor in Texas. Cash flows from investing activities of $22,227,000 for 1999 primarily consisted of capital expenditures of $23,756,000.

          Cash provided by financing activities of $9,909,000 for 2001 primarily consisted of proceeds from long-term debt totaling $34,600,000, partially offset by repayments of $22,186,000. Cash provided by financing activities of $11,350,000 for 2000 primarily consisted of proceeds from long-term debt totaling $160,095,000, partially offset by repayments of $149,421,000 under the former revolving line of credit. On July 25, 2000, the Company entered into a new credit agreement with various banks for a revolving line of credit of $240,000,000 with an expiration date of July 25, 2005. Offshore borrowings under the line bear interest at LIBOR plus a margin ranging from 0.75 percent to 2.375 percent. Base borrowings under the line bear interest at PRIME plus a margin ranging from zero percent to 1.375 percent. The interest rate on all borrowings under the revolving line of credit was 3.85 percent at December 29, 2001. Cash used in financing activities of $53,088,000 for 1999 primarily reflected repayments of long-term debt of $55,058,000.

          Working capital increased by $26,012,000 from 2000 to 2001. This increase was primarily caused by increases in trade accounts receivable and inventories and a decrease in the current portion of long-term debt, partially offset by increases in accounts payable and accrued liabilities. Excluding the change in the current portion of long-term debt, the working capital changes are primarily the result of the additional Ben & Jerry's(R) business and on-going growth in company brand sales.

          During 2002, the Company plans to make capital expenditures totaling approximately $41,000,000. It is anticipated that these expenditures will be largely financed through internally-generated funds and borrowings.

          The Company paid a regular quarterly dividend of $.06 per share of common stock for each quarter of 2001 and $.03 per share of common stock for each quarter of 2000 and 1999.

          On October 3, 1997, the Series B preferred stock was converted into a total of 1,008,000 shares of redeemable convertible Series A preferred stock (Series A) redeemable on June 30, 2001. The Series A preferred stock was converted by the holder into 5,800,000 shares of common stock during the second quarter of 2001.

          At December 29, 2001, the Company had $1,650,000 in cash and cash equivalents, and an unused revolving line of credit of $119,900,000. The Company believes that its revolving line of credit, along with its liquid resources, internally-generated cash, and financing capacity, will be adequate to meet both short-term and long-term operating and capital requirements.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Dreyer's Grand Ice Cream, Inc.

          In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Dreyer's Grand Ice Cream, Inc. and its subsidiaries at December 29, 2001 and December 30, 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 29, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          As discussed in Note 2 of the consolidated financial statements, the Company changed its method of accounting for start-up costs in the first quarter of 1999.

/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
San Francisco, California
February 13, 2002, except for Note 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
- GOODWILL, DISTRIBUTION RIGHTS AND OTHER INTANGIBLES AND ACCOUNTING FOR CONSIDERATION GIVEN BY A VENDOR TO A CUSTOMER (INCLUDING A RESELLER OF THE VENDOR'S PRODUCTS) which are as of September 20, 2002

                        CONSOLIDATED STATEMENT OF INCOME

                                                                                    YEAR ENDED
                                                              ------------------------------------------------------
($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                    DEC. 29, 2001        DEC. 30, 2000       DEC. 25, 1999
                                                              -------------       -------------        -------------

Net sales..............................................       $   1,211,245       $   1,040,788        $     961,111
                                                              -------------       -------------        -------------

COSTS AND EXPENSES:
     Cost of goods sold................................           1,080,889             885,952              836,205
     Selling, general and administrative...............             108,345             105,631               98,142
     Reversal of restructuring charges.................                                                       (1,315)
     Interest, net of amounts capitalized..............              10,833              12,352               11,450
     Other income......................................              (2,405)             (3,758)              (2,090)
                                                              -------------       -------------        -------------
                                                                  1,197,662           1,000,177              942,392
                                                              -------------       -------------        -------------

Income before income tax provision and cumulative effect
     of change in accounting principle.................              13,583              40,611               18,719

Income tax provision...................................               4,754              15,233                7,132
                                                              -------------       -------------        -------------

Income before cumulative effect of change in accounting
     principle.........................................               8,829              25,378               11,587

Cumulative effect of change in accounting principle....                                                          595
                                                              -------------       -------------        -------------

Net income.............................................               8,829              25,378               10,992

Accretion of preferred stock to redemption value.......                 212                 462                  424
Preferred stock dividends..............................                 348                 696                  696
                                                              -------------       -------------        -------------

Net income available to common stockholders............       $       8,269       $      24,220        $       9,872
                                                              =============       =============        =============

PER COMMON SHARE-BASIC:
     Income available to common stockholders before
       cumulative effect of change in accounting principle    $        .26        $         .86        $         .38
     Cumulative effect of change in accounting
       principle.......................................                                                          .02
                                                              -------------       --------------       -------------
     Net income available to common stockholders.......       $        .26        $         .86        $         .36
                                                              ============        =============        =============

PER COMMON SHARE-DILUTED:
     Income available to common stockholders before
       cumulative effect of change in accounting principle    $        .24        $         .72        $         .35
     Cumulative effect of change in accounting
       principle.......................................                                                          .02
                                                              -------------       --------------       -------------
     Net income available to common stockholders.......       $        .24        $         .72        $         .33
                                                              ============        =============        =============

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           CONSOLIDATED BALANCE SHEET


 ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                          DEC. 29, 2001        DEC. 30, 2000
                                                                                   -----------------    -----------------

ASSETS
CURRENT ASSETS:
     Cash and cash equivalents................................................      $        1,650       $        2,721
     Trade accounts receivable, net of allowance for doubtful accounts
         of $1,024 in 2001 and $2,611 in 2000.................................              89,721               77,310
     Other accounts receivable................................................              16,116               17,702
     Inventories..............................................................              81,298               68,801
     Deferred income taxes....................................................               3,547                4,584
     Prepaid expenses and other...............................................               8,849                6,950
                                                                                    --------------       --------------

     TOTAL CURRENT ASSETS.....................................................             201,181              178,068

Property, plant and equipment, net............................................             198,565              190,833
Goodwill, distribution rights and other intangibles, net......................              94,468               92,892
Other assets..................................................................               4,475                6,658
                                                                                    --------------       --------------

TOTAL ASSETS..................................................................      $      498,689       $      468,451
                                                                                    ==============       ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Accounts payable and accrued liabilities.................................      $       91,794       $       80,260
     Accrued payroll and employee benefits....................................              25,369               24,759
     Current portion of long-term debt........................................                                   15,043
                                                                                    --------------       --------------

     TOTAL CURRENT LIABILITIES.....................................................             117,163              120,062

Long-term debt, less current portion..........................................             148,671              121,214
Deferred income taxes.........................................................              24,490               26,263
                                                                                    --------------       --------------

TOTAL LIABILITIES.............................................................             290,324              267,539
                                                                                    --------------       --------------

Commitments and contingencies.................................................

Redeemable convertible preferred stock, $1 par value - no shares and 1,008,000
     shares authorized, issued and outstanding in 2001 and 2000, respectively.                                  100,540
                                                                                    --------------       --------------

STOCKHOLDERS' EQUITY:
     Preferred stock, $1 par value - 10,000,000 shares and 8,992,000 shares authorized, no shares issued or outstanding in 2001 and 2000, respectively.........................................................
     Common stock, $1 par value - 60,000,000 shares authorized; 34,461,000 shares and 28,268,000 shares issued and outstanding in 2001
         and 2000, respectively...............................................              34,461               28,268
     Capital in excess of par.................................................             160,103               58,396
     Notes receivable from stockholders.......................................              (2,546)              (2,284)
     Retained earnings........................................................              16,347               15,992
                                                                                    --------------       --------------

TOTAL STOCKHOLDERS' EQUITY....................................................             208,365              100,372
                                                                                    --------------       --------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY....................................      $      498,689       $      468,451
                                                                                    ==============       ==============

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY



                                                                                               NOTES      (ACCUMULATED
                                                     COMMON STOCK             CAPITAL IN    RECEIVABLE      DEFICIT)
                                               ------------------------       EXCESS          FROM         RETAINED
(IN THOUSANDS)                                   SHARES        AMOUNT         OF PAR      STOCKHOLDERS     EARNINGS         TOTAL
                                                 ------        ------       ----------    ------------   ------------       -----

BALANCES AT DECEMBER 26, 1998.............         27,312   $    27,312    $    46,722    $    (1,459)   $   (11,401)   $    61,174
    Net income for 1999...................                                                                    10,992         10,992
    Accretion of preferred stock to
       redemption value...................                                                                      (424)          (424)
    Preferred stock dividends declared....                                                                      (696)          (696)
    Common stock dividends declared.......                                                                    (3,319)        (3,319)
    Issuance of common stock under employee
       stock plans, net...................            579           579          6,671         (1,042)                        6,208
    Repurchases and retirements of common
       stock..............................            (20)          (20)          (221)                                        (241)
                                              -----------   -----------    -----------    -----------    -----------    -----------

BALANCES AT DECEMBER 25, 1999.............         27,871        27,871         53,172         (2,501)        (4,848)        73,694
    Net income for 2000...................                                                                    25,378         25,378
    Accretion of preferred stock to
       redemption value...................                                                                      (462)          (462)
    Preferred stock dividends declared....                                                                      (696)          (696)
    Common stock dividends declared.......                                                                    (3,380)        (3,380)
    Issuance of common stock under employee
       stock plans, net...................            457           457          5,785           (171)                        6,071
    Repurchases and retirements of common
       stock..............................            (60)          (60)        (1,485)           388                        (1,157)
    Tax benefits from employee stock option
       plans..............................                                         924                                          924
                                              -----------   -----------    -----------    -----------    -----------    -----------

BALANCES AT DECEMBER 30, 2000.............         28,268        28,268         58,396         (2,284)        15,992        100,372
    Net income for 2001...................                                                                     8,829          8,829
    Accretion of preferred stock to
       redemption value...................                                                                      (212)          (212)
    Preferred stock dividends declared....                                                                      (348)          (348)
    Common stock dividends declared.......                                                                    (7,914)        (7,914)
    Conversion of redeemable convertible
       preferred stock....................          5,800         5,800         94,952                                      100,752
    Issuance of common stock under employee
       stock plans, net...................            550           550          8,207         (1,292)                        7,465
    Repurchases and retirements of common
       stock..............................           (157)         (157)        (3,801)         1,030                        (2,928)
    Tax benefits from employee stock option
       plans..............................                                       2,349                                        2,349
                                              -----------   -----------    -----------    -----------    -----------    -----------

BALANCES AT DECEMBER 29, 2001.............         34,461   $    34,461    $   160,103    $    (2,546)   $    16,347    $   208,365
                                              ===========   ===========    ===========    ===========    ===========    ===========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                                  YEAR ENDED
                                                                             ----------------------------------------------------
($ IN THOUSANDS)                                                             DEC. 29, 2001      DEC. 30, 2000       DEC. 25, 1999
                                                                             -------------      -------------       -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income..........................................................        $   8,829          $  25,378           $  10,992
   Adjustments to reconcile net income to cash flows from operations:
       Depreciation and amortization...................................           35,974             37,479              35,515
       Deferred income taxes...........................................             (183)             6,665               4,305
       Loss on disposal of property, plant and equipment...............                               1,360               1,803
       Tax benefits from employees to option plans.....................            2,349                924
       Provision for losses on trade accounts receivable...............                               1,602
       Reversal of restructuring charges...............................                                                  (1,315)
       Cumulative effect of change in accounting principle.............                                                     595
       Changes in assets and liabilities, net of amounts acquired:
         Trade accounts receivable.....................................          (12,411)             6,607               3,802
         Other accounts receivable.....................................            1,586             (3,963)             15,637
         Inventories...................................................          (12,497)           (11,044)             (5,197)
         Prepaid expenses and other....................................           (1,899)              (236)             (2,113)
         Accounts payable and accrued liabilities......................           10,314            (14,832)              2,910
         Accrued payroll and employee benefits.........................              610             (5,179)             10,368
                                                                           -------------      -------------       -------------
                                                                                  32,672             44,761              77,302
                                                                           -------------      -------------       -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of property, plant and equipment........................          (40,598)           (24,513)            (23,756)
   Retirement of property, plant and equipment.........................            2,181                515                 726
   Purchase of certain assets of Specialty Frozen Products, L.P........                             (18,922)
   Purchase of common stock of Cherokee Cream Company, Inc.............                              (7,651)
   Purchase of independent distributors and distribution rights........           (7,067)            (1,564)             (1,000)
   Decrease (increase) in other assets.................................            1,832             (4,413)              1,803
                                                                           -------------      -------------       -------------
                                                                                 (43,652)           (56,548)            (22,227)
                                                                           -------------      -------------       -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from long-term debt........................................           34,600            160,095
   Repayments of long-term debt........................................          (22,186)          (149,421)            (55,058)
   Issuance of common stock under employee stock plans, net............            7,465              6,071               6,208
   Repurchases and retirements of common stock.........................           (2,928)            (1,157)               (241)
   Cash dividends paid.................................................           (7,042)            (4,238)             (3,997)
                                                                           -------------      -------------       -------------
                                                                                   9,909             11,350             (53,088)
                                                                           -------------      -------------       -------------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS.......................           (1,071)              (437)              1,987
Cash and cash equivalents, beginning of year...........................            2,721              3,158               1,171
                                                                           -------------      ------------        -------------
CASH AND CASH EQUIVALENTS, END OF YEAR.................................    $       1,650      $       2,721       $       3,158
                                                                           =============      =============       =============

SUPPLEMENTAL CASH FLOW INFORMATION:
   Cash paid during the year for:
     Interest (net of amounts capitalized).............................    $      11,407      $      12,853       $      11,346
                                                                           =============      =============       =============
     Income taxes(net of refunds)......................................    $       1,925      $       6,400       $         843
                                                                           =============      =============       =============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
   Fair value of assets acquired.......................................                             $39,934
   Cash paid in connection with acquisitions...........................                             (26,777)
                                                                                              -------------
   Liabilities assumed.................................................                       $      13,157
                                                                                              =============

   Conversion of redeemable convertible preferred stock to
     common stock......................................................    $     100,752
                                                                           =============

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1   DESCRIPTION OF BUSINESS

Dreyer's Grand Ice Cream, Inc. and its subsidiaries (the Company) are engaged primarily in the business of manufacturing and distributing premium and superpremium ice cream and other frozen dessert products to grocery and convenience stores, foodservice accounts and independent distributors in the United States.

          The Company accounts for its operations geographically for management reporting purposes. These geographic segments have been aggregated for financial reporting purposes due to similarities in the economic characteristics of the geographic segments and the nature of the products, production processes, customer types and distribution methods throughout the United States.

          The Company's products are also segregated between net sales of company branded products, including our licensed and joint venture products (company brands), and net sales of products distributed for other manufacturers (partner brands) for management reporting purposes. Net sales of company brands were $707,873,000, $691,871,000 and $604,153,000 in 2001, 2000 and 1999,
respectively. Net sales of partner brands were $503,372,000, $348,917,000 and $356,958,000 in 2001, 2000 and 1999, respectively.

          Three customers each accounted for ten percent or more of 2001 sales. Gross sales to each of these three customers were $167,052,000, $159,941,000 and $150,060,000. Accounts receivable balances for each of these three customers were $8,209,000, $12,052,000 and $5,840,000, respectively, at December 29, 2001.
Three customers each accounted for ten percent or more of 2000 sales. Gross sales to each of these three customers were $135,178,000, $121,731,000 and $119,817,000. Accounts receivable balances for each of these three customers were $13,315,000, $10,948,000 and $5,960,000, respectively, at December 30,
2000. Three customers each accounted for ten percent or more of 1999 sales. Gross sales to each of these three customers were $127,573,000, $126,075,000 and $114,843,000.

NOTE 2   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

          The consolidated financial statements include the accounts of Dreyer's Grand Ice Cream, Inc. and its subsidiaries. All intercompany transactions have been eliminated.

FISCAL YEAR

          The Company's fiscal year is a 52-week or 53-week period ending on the last Saturday in December. Fiscal years 2001 and 1999 each consisted of 52 weeks. Fiscal year 2000 consisted of 53 weeks.

SIGNIFICANT ACCOUNTING ASSUMPTIONS AND ESTIMATES

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates include assessing the recoverability of accounts receivable, the adequacy of the valuation allowance for deferred tax assets, the recoverability of goodwill and distribution rights, and the adequacy of the Company's liabilities for self-insured health, workers compensation and vehicle plans, among others. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FINANCIAL STATEMENT PRESENTATION

          Certain reclassifications have been made to prior year financial statements to conform to the current year presentation.

CASH EQUIVALENTS

          The Company classifies financial instruments as cash equivalents if the original maturity of such investments is three months or less.

INVENTORIES

          Inventories are stated at the lower of cost (determined by the first-in, first-out method) or market. Cost includes materials, labor, manufacturing overhead, and certain warehouse and distribution expenses.

BUTTER INVESTMENTS

          Under current Federal and State regulations and industry practice, the price of cream, a primary ingredient in ice cream, is linked to the price of butter. In an effort to mitigate the effects of butter price volatility, the Company will periodically purchase butter or butter futures contracts with the intent of reselling or settling its positions in order to lower its cream cost and overall exposure to the volatility of this market. The Company has elected to not treat its investment in butter as a hedge for accounting purposes. Consequently, it "marks to market" its investment at the end of each quarter and records any resulting gain or loss as a decrease or increase in other income (expense). During 2001, the Company made no investments in butter.

PROPERTY, PLANT AND EQUIPMENT

          The cost of additions, along with major repairs and improvements, are capitalized, while maintenance and minor repairs are charged to expense as incurred. Property, plant and equipment is depreciated using the straight-line method over the assets' estimated useful lives, generally ranging from two to 35 years. Interest costs relating to capital assets under construction are capitalized.

IMPAIRMENT OF LONG-LIVED ASSETS

          The Company reviews long-lived assets and certain identifiable intangibles, including goodwill and distribution rights, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The assessment of impairment is based on the estimated undiscounted future cash flows from operating activities compared with the carrying value of the assets. If the undiscounted future cash flows of an asset are less than the carrying value, a write-down will be recorded, measured by the amount of the difference between the carrying value and the fair value of the asset. Assets to be disposed of are recorded at the lower of carrying value or fair value less costs to sell. Such assets are not depreciated while held for sale.

          In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144). This pronouncement clarifies certain issues related to SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and develops a single accounting model for long-lived assets to be disposed of. The Company will be implementing SFAS No. 144 in the first quarter of 2002. The Company expects that the implementation of this pronouncement will not have a significant impact on its financial position, results of operations or cash flows.

GOODWILL, DISTRIBUTION RIGHTS AND OTHER INTANGIBLES

          During 2001, 2000 and 1999, goodwill and distribution rights were amortized using the straight-line method over their estimated useful lives, ranging from 20 to 36 years. Other intangibles are amortized using the straight-line method over their estimated useful lives, ranging from three to eight years.

          In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). This pronouncement requires recognition of goodwill and other unidentifiable intangible assets with indeterminate lives ("these assets") as long-term assets. Amortization as previously required by Accounting Principles Board Opinion No. 17, "Intangible Assets," is no longer permitted. In lieu of amortization, these assets are now tested for impairment on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company adopted SFAS No. 142 at the beginning of fiscal 2002 and completed its transitional impairment test during the first quarter of 2002; The Company has not recorded any impairment charges under SFAS No. 142.

          The following table summarizes and reconciles reported net income and net income per common share, adjusted for the exclusion of amortization of goodwill and other indefinite lived intangible assets that are no longer amortized of $4,655,000, $3,796,000 and $2,534,000 in 2001, 2000 and 1999,
respectively.


($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                        DEC. 29, 2001     DEC. 30, 2000     DEC. 25, 1999 (1)
----------------------------------------------------------------------------------------------------------------------

Reported income before cumulative effect of change in
   accounting principle......................................        $   8,829         $  25,378         $  11,587
Goodwill amortization, net of tax............................            3,026             2,372             1,569
                                                                     ---------         ---------         ---------
Adjusted income before cumulative effect of change in
   accounting principle......................................        $  11,855         $  27,750         $  13,156
                                                                     =========         =========         =========

Reported net income..........................................        $   8,829         $  25,378         $  10,992
Goodwill amortization, net of tax............................            3,026             2,372             1,569
                                                                     ---------         ---------         ---------
Adjusted net income..........................................        $  11,855         $  27,750         $  12,561
                                                                     =========         =========         =========



Net income per common share:
   Reported basic............................................        $     .26         $     .86         $     .36
   Goodwill amortization, net of tax.........................              .10               .08               .06
                                                                     ---------         ---------         ---------
   Adjusted basic............................................        $     .36         $     .94         $     .42
                                                                     =========         =========         =========

   Reported diluted..........................................        $     .24         $     .72         $     .33
   Goodwill amortization, net of tax.........................              .08               .07               .05
                                                                     ---------         ---------         ---------
   Adjusted diluted..........................................        $     .32         $     .79         $     .38
                                                                     =========         =========         =========

(1) The impact of the cumulative effect of a change in accounting principle for the year ended December 25, 1999 is a decrease to basic (reported and adjusted) and diluted (reported and adjusted) net income per common share of $.02.

REVENUE RECOGNITION

          Revenue is recognized when title and risk of loss have transferred to the customer, the collection of the resulting receivable is reasonably assured, and all significant Company obligations have been satisfied. Revenue from consignment sales is recognized upon purchase of the product by retail customers. The Company provides appropriate provisions for uncollectible accounts.

SHIPPING AND HANDLING COSTS

          The Company classifies shipping and handling expenses related to product sales as a cost of goods sold.

ADVERTISING COSTS

          The Company defers production costs for media advertising and expenses these costs in the period the advertisement is first run. All other advertising costs are expensed as incurred. At December 29, 2001 and December 30, 2000, deferred advertising, including consumer promotion spending, in the Consolidated Balance Sheet totaled $1,388,000 and $1,076,000, respectively. Advertising expense, including consumer promotion spending, was $30,113,000, $30,139,000 and $22,982,000 in 2001, 2000 and 1999, respectively.

ACCOUNTING FOR CONSIDERATION GIVEN BY A VENDOR TO A CUSTOMER (INCLUDING A RESELLER OF THE VENDOR'S PRODUCTS)

          In November 2001, the Emerging Issues Task Force of the Financial Accounting Standards Board (EITF) issued EITF 01-9, "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)" (EITF 01-9). This pronouncement requires that discounts (off-invoice promotion and coupons), amounts paid to retailers to advertise a company's products (fixed trade promotion) and fees paid to retailers to obtain shelf space (slotting fees) be recorded as a reduction of revenue.

          The Company adopted EITF 01-9 at the beginning of fiscal 2002. The Company retroactively reclassified expenses of $188,453,000, $153,568,000 and $138,706,000 in 2001, 2000 and 1999, respectively in accordance with this pronouncement. The retroactive reclassification of these expenses resulted in a decrease in total sales and gross profit, along with a corresponding decrease in selling, general and administrative expenses with no effect on net income (loss) as previously reported.

          Accordingly trade promotion costs, including sales discounts and associated retail advertising are included as a reduction in sales in accordance with EITF 01-9.

INCOME TAXES

          Income taxes are accounted for using the liability method. Under this method, deferred tax assets and liabilities are recognized for the tax consequences of temporary differences between the financial reporting basis and tax basis of assets and liabilities.

ACCOUNTING FOR STOCK-BASED COMPENSATION

          The Company accounts for its employee stock option and stock purchase plans using the intrinsic value-based method.

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

          In the first quarter of 1999, the Company adopted the American Institute of Certified Public Accountant's Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" (SOP 98-5). SOP 98-5 requires that the costs of start-up activities, including preoperating costs, be expensed as incurred and that previously unamortized preoperating costs be written off and treated as a cumulative effect of a change in accounting principle. As a result of adopting SOP 98-5, the Company recorded an after-tax charge of $595,000, or $.02 per common share, in the first quarter of 1999.

NET INCOME PER COMMON SHARE

          Basic net income per common share is computed using the weighted-average number of shares of common stock outstanding during the period. Diluted net income per common share reflects the additional dilutive effect of the Company's potentially dilutive securities, which include stock options, stock warrants and the redeemable convertible preferred stock.

Net income per common share is computed as follows:


(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                            DEC. 29, 2001     DEC. 30, 2000    DEC. 25, 1999
                                                                    -------------     -------------    -------------

Income available to common stockholders - basic................      $   8,269         $  24,220        $   9,872
Add:  preferred dividends and accretion........................            560             1,158            1,120
                                                                     ---------         ---------        ---------
Net income available to common stockholders - diluted..........      $   8,829         $  25,378        $  10,992
                                                                     =========         =========        =========

Weighted-average shares-basic..................................         31,633            28,119           27,559
Dilutive effect of options.....................................          2,023             1,370              397
Dilutive effect of preferred stock.............................          2,725             5,800            5,800
                                                                     ---------         ---------        ---------


Weighted-average shares-diluted................................         36,381            35,289           33,756
                                                                   ===========       ===========      ===========
Net income per common share:
     Basic.....................................................      $     .26         $     .86        $     .36
                                                                     =========         =========        =========
     Diluted...................................................      $     .24         $     .72        $     .33
                                                                     =========         =========        =========

          Potentially dilutive securities are excluded from the calculations of diluted net income per common share if their inclusion would have an anti-dilutive effect. These anti-dilutive securities, stated in equivalent shares of common stock, consisted of the following:


(IN THOUSANDS)                            2001             2000             1999
                                          ----             ----             ----

Stock options..................           753               676            1,507
Stock warrants.................                                            2,000

          The redeemable convertible preferred stock was converted to common stock in the second quarter of 2001 (Note 9).

          Pursuant to a 1994 equity transaction (Note 10), an affiliate of Nestle USA, Inc. purchased 6,000,000 newly issued shares of common stock, and warrants to purchase 4,000,000 shares at an exercise price of $16 per share. Warrants for 2,000,000 shares expired unexercised on June 14, 1997. Warrants for the remaining 2,000,000 shares expired unexercised on June 14, 1999.

NOTE 3   INVENTORIES

          Inventories at December 29, 2001 and December 30, 2000 consisted of the following:

(IN THOUSANDS)                            2001                2000
                                          ----                ----

Raw materials....................        $   9,099          $   8,368
Finished goods...................           72,199             60,433
                                         ---------          ---------
                                         $  81,298          $  68,801
                                         =========          =========

NOTE 4   PROPERTY, PLANT AND EQUIPMENT

          Property, plant and equipment at December 29, 2001 and December 30, 2000 consisted of the following:

(IN THOUSANDS)                                                                      2001                 2000
                                                                                    ----                 ----
Machinery and equipment..................................................      $      244,620       $      237,412
Buildings and improvements...............................................              90,461               89,984
Office furniture and fixtures............................................               6,414                6,463
                                                                               --------------       --------------
                                                                                      341,495              333,859
Less:  Accumulated depreciation and amortization.........................             183,562              165,472
                                                                               --------------       --------------
                                                                                      157,933              168,387
Land.....................................................................              15,698               15,634
Construction in progress.................................................              24,934                6,812
                                                                               --------------       --------------
                                                                               $      198,565       $      190,833
                                                                               ==============       ==============

          Interest capitalized relating to capital assets under construction was $821,000, $527,000 and $256,000 in 2001, 2000 and 1999, respectively.

          Depreciation expense for property, plant and equipment was $30,685,000, $32,204,000 and $31,607,000 in 2001, 2000 and 1999, respectively.

NOTE 5   GOODWILL, DISTRIBUTION RIGHTS AND OTHER INTANGIBLES

          Goodwill, distribution rights and other intangibles at December 29, 2001 and December 30, 2000 consisted of the following:

(IN THOUSANDS)                                    2001                 2000
                                                  ----                 ----

Goodwill and distribution rights...........  $     134,666        $     128,154
Other intangibles..........................          5,682                5,682
                                             -------------        -------------
                                                   140,348              133,836
Less:  Accumulated amortization............         45,880               40,944
                                             -------------        -------------
                                             $      94,468        $      92,892
                                             =============        =============

          The increase in goodwill and distribution rights during 2001 resulted from the purchase of independent distributors and distribution rights (Note 13). Other intangibles primarily consist of trademarks, a product formulation and noncompete covenants. Amortization expense for goodwill, distribution rights, and other intangibles was $4,936,000, $5,070,000 and $2,994,000 in 2001, 2000
and 1999, respectively.

NOTE 6   INCOME TAX PROVISION (BENEFIT)

         The income tax provision (benefit) consisted of the following:

(IN THOUSANDS)                      2001               2000              1999
                                    ----               ----              ----

Current:
     Federal.................   $    4,155         $    7,691        $    2,601
     State...................          782                877               226
                                ----------         ----------        ----------
                                     4,937              8,568             2,827
                                ----------         ----------        ----------
Deferred:
     Federal.................          451              6,325             3,762
     State...................         (634)               340               543
                                ----------         ----------        ----------
                                      (183)             6,665             4,305
                                ----------         ----------        ----------
                                $    4,754         $   15,233        $    7,132
                                ==========         ==========        ==========

          The 1999 cumulative effect of change in accounting principle of $595,000 is net of an income tax benefit of $392,000. This income tax benefit is comprised of federal and state income taxes and is not reflected in the above table.

          The net deferred income tax liability as of December 29, 2001 and December 30, 2000 consisted of the following:

(IN THOUSANDS)                                                           2001                 2000
                                                                         ----                 ----
Net deferred income tax assets - current:
     Net operating loss carryforwards.........................      $          270       $           51
     Accrued employee benefits................................               1,479                1,486
     Tax credit carryforwards.................................               3,027                3,346
     Other....................................................              (1,229)                (299)
                                                                    --------------       --------------
                                                                             3,547                4,584
                                                                    --------------       --------------

Net deferred income tax liabilities - noncurrent:
     Intangible assets and related amortization...............             (12,272)             (12,227)
     Depreciation.............................................             (13,035)             (14,342)
     Other....................................................                 817                  306
                                                                    --------------       --------------
                                                                           (24,490)             (26,263)
                                                                    --------------       --------------
                                                                    $      (20,943)      $      (21,679)
                                                                    ==============       ==============

          The federal statutory income tax rate is reconciled to the Company's effective income tax rate as follows:

                                                                     2001           2000           1999
                                                                     ----           ----           ----
Federal statutory income tax rate..............................       35.0%          35.0%          35.0%
State income taxes, net of federal tax benefit.................        0.7            2.0            2.7
Tax credits....................................................       (2.5)          (0.7)          (1.6)
Other..........................................................        1.8            1.2            2.0
                                                                   -------        -------        -------
                                                                      35.0%          37.5%          38.1%
                                                                   =======        =======        =======

          As of December 29, 2001, the Company had deferred tax assets relating to alternative minimum tax and other tax credit carryforwards. The alternative minimum tax carryforwards totaling $1,492,000 can be carried forward indefinitely, as they do not expire. The other tax credit carryforwards totaling $1,535,000 expire between 2014 and 2021. Utilization of the alternative minimum tax and other tax credit carryforwards may be limited in the event of a change in ownership of the Company. No valuation allowance for these assets has been recorded because the Company believes that it is more likely than not that these carryforwards will be used in future years to offset taxable income.

NOTE 7   LONG-TERM DEBT

          Long-term debt at December 29, 2001 and December 30, 2000 consisted of the following:

(IN THOUSANDS)                                                                              2001            2000
                                                                                            ----            ----

Revolving line of credit with banks, due 2005 with interest payable at seven
   different interest rate options.................................................     $   120,100     $    85,500
Senior notes, with principal due through 2008 and interest payable semiannually at
   rates ranging from 7.68 percent to 8.34 percent.................................          28,571          42,857
Senior notes, with principal due through 2001 and interest payable semiannually at
   9.30 percent....................................................................                           3,400
Industrial revenue bonds, with principal due through 2001 and interest payable
   quarterly at a floating rate based upon a tax-exempt note index.................                           4,500
                                                                                        -----------     -----------
                                                                                            148,671         136,257
Less: Current portion..............................................................                          15,043
                                                                                        -----------     -----------
                                                                                        $   148,671     $   121,214
                                                                                        ===========     ===========

          The aggregate annual maturities of long-term debt as of December 29, 2001 are as follows:

  Year Ending:                                           (IN THOUSANDS)
  -----------
     2002..........................................       $
     2003..........................................            2,143
     2004..........................................            2,143
     2005..........................................          122,243
     2006..........................................            8,810
     Later years...................................           13,332
                                                          ----------
                                                          $  148,671
                                                          ==========

REVOLVING LINE OF CREDIT

          The Company has a credit agreement with certain banks for a total revolving line of credit of $240,000,000. Offshore borrowings under the line bear interest at LIBOR plus a margin ranging from 0.75 percent to 2.375 percent. Base borrowings under the line bear interest at PRIME plus a margin ranging from zero percent to 1.375 percent. The interest rate on the revolving line of credit was 3.85 percent at December 29, 2001. The Company's revolving line of credit agreement prohibits the declaration and payment of dividends in excess of $10,000,000 and $15,000,000 in 2001 and 2002, respectively, and in excess of $20,000,000 in each of the years 2003, 2004 and 2005. The unused portion of the $240,000,000 revolving line of credit at December 29, 2001 was $119,900,000.

FAIR VALUE OF FINANCIAL INSTRUMENTS

          As of December 29, 2001 and December 30, 2000, the fair value of the Company's long-term debt was determined to approximate the carrying amount. The fair value was based on quoted market prices for the same or similar issues or on the current rates offered to the Company for a term equal to the same remaining maturities.

          Under its long-term debt obligations, the Company is subject to various financial covenant requirements, including the dividend restrictions discussed above.

NOTE 8   LEASING ARRANGEMENTS

          The Company conducts certain of its operations from leased facilities, which include land and buildings, production equipment, and certain vehicles. All of these leases expire within a period of 20 years (including renewal options) except one that has 86 years remaining (including renewal options). Certain of these leases include non-bargain purchase options.

          Future minimum rental payments required under noncancelable operating leases with terms in excess of one year at December 29, 2001 are as follows:

     YEAR ENDING:                                            (IN THOUSANDS)
     -----------
          2002..........................................       $    10,980
          2003..........................................             7,299
          2004..........................................             5,459
          2005..........................................             3,827
          2006..........................................             2,837
          Later years...................................             4,801
                                                               -----------
                                                               $    35,203
                                                               ===========

          Rental expense under all operating leases, both cancelable and noncancelable, was $15,546,000, $12,750,000 and $12,030,000 in 2001, 2000 and
1999, respectively.

NOTE 9   REDEEMABLE CONVERTIBLE PREFERRED STOCK

          On October 3, 1997, the Series B preferred stock was converted into a total of 1,008,000 shares of redeemable convertible Series A preferred stock (Series A), redeemable on June 30, 2001. The Series A preferred stock was converted by the holder into 5,800,000 shares of common stock in the second quarter of 2001. Up to the conversion date, Series A preferred stockholders were paid dividends at a rate equal to the amount they would receive as if the shares were converted into comparable shares of common stock. Upon conversion, the redeemable convertible preferred shares were cancelled and returned to the pool of preferred shares authorized for issuance.

NOTE 10  COMMON STOCK

DIVIDENDS

          The Company paid a regular quarterly dividend of $.06 per share of common stock for each quarter of 2001 and $.03 per share of common stock for each quarter of 2000 and 1999. During 1987, the Board of Directors declared a dividend of one Preferred Stock Purchase Right (the Rights) for each outstanding share of common stock. Under certain conditions, the Rights become exercisable for the purchase of the Company's preferred or common stock.

NESTLE EQUITY ISSUANCE

          Pursuant to a 1994 equity transaction (the Nestle Agreement), an affiliate of Nestle USA, Inc. purchased 6,000,000 newly issued shares of common stock and warrants to purchase an additional 4,000,000 shares at an exercise price of $16 per share. Warrants for 2,000,000 shares expired unexercised on June 14, 1997 and warrants for the remaining 2,000,000 shares expired unexercised on June 14, 1999.

NOTE 11  EMPLOYEE BENEFIT PLANS

          The Company maintains a defined contribution retirement plan (pension plan) for employees not covered by collective bargaining agreements. The pension plan provides retirement and other benefits based upon the assets of the plan held by the trustee. The Company contributed five percent of the eligible participants' annual compensation to the plan during 2001, 2000 and 1999. The Company also maintains a salary deferral plan (401(k) plan) under which it may make a matching contribution of a percentage of each participant's annual deferred salary amount.

          Pension expense and 401(k) matching contributions under these plans were approximately $8,155,000, $6,978,000 and $6,045,000 in 2001, 2000 and 1999,
respectively. The Company's liability for accrued pension contributions and 401(k) matching contributions was $8,237,000 and $6,733,000 at December 29, 2001 and December 30, 2000, respectively.

          Pension expense for employees covered by multi-employer retirement plans under collective bargaining agreements was $1,135,000, $1,031,000 and $1,015,000 in 2001, 2000 and 1999, respectively.

NOTE 12  EMPLOYEE STOCK PLANS

          The Company offers to certain employees various stock option plans, a
Section 423 Employee Stock Purchase Plan and an Employee Secured Stock Purchase Plan.

STOCK OPTION PLANS

          The Company has two stock option plans under which options may be granted for the purchase of the Company common stock at a price not less than 100 percent of the fair market value at the date of grant, and a third plan which has expired. The non-qualified stock option plan (the 1992 Plan) provides that options are not exercisable until after two years from the date of grant and expire upon death or termination of employment. In 1994, the stockholders approved an additional stock option plan (the 1993 Plan) under which granted options may be either incentive stock options or non-qualified stock options. This plan provides that options expire no later than ten years from the date of grant. This plan also provides that most of the terms of the options, such as vesting, are within the discretion of the compensation committee, comprised of certain members of the Company's Board of Directors. In May 1999, stockholders approved an amendment to the 1993 Plan to increase the number of shares reserved for issuance thereunder from 4,400,000 to 6,400,000. In May 2001, stockholders approved an additional amendment to the 1993 Plan to increase the number of shares reserved for issuance thereunder by 848,425 shares on the date of each annual meeting of stockholders, beginning in 2001 and ending with the 2005 annual meeting. Options available for grant under the incentive stock option plan (the 1982 Plan) expired during 2000.

          The Company used the Black-Scholes option pricing model to estimate the fair value per share of options granted during 2001, 2000 and 1999. The assumptions used to compute compensation expense in the pro forma presentation below and to estimate the weighted-average fair market value per share of options granted are as follows:

                                           2001            2000           1999
                                           ----            ----           ----

Risk-free interest rate................    5.11%          6.68%           5.23%
Dividend yield.........................     .77%           .68%            .96%
Volatility.............................   44.36%         39.96%          39.58%
Expected term (YEARS)..................    5.90           5.90            5.90
Weighted average fair market value.....  $14.39          $8.31           $5.32

          No compensation cost has been recognized for these stock option plans. If compensation cost for these plans had been determined based on the fair value at the grant dates, the Company's net income available to common stockholders and net income per common share on a pro forma basis would have been as follows:

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)           2001         2000       1999
                                                   ----         ----       ----

Net income available to common stockholders.....  $ 2,061     $19,644     $6,314
Net income per common share:
   Basic........................................      .07         .70        .23
   Diluted......................................      .07         .59        .22

          Stock options exercisable were 3,427,000, 3,001,000 and 2,466,000 at year-end 2001, 2000 and 1999, respectively. These stock options were exercisable at weighted-average prices per share of $15.10, $14.84 and $13.98 in 2001, 2000 and 1999, respectively.

          The activity in the three stock option plans for each of the three years in the period ended December 29, 2001 follows:

                                                 OPTIONS                               WEIGHTED-
                                                AVAILABLE           OPTIONS          AVERAGE PRICE
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)        FOR GRANT         OUTSTANDING          PER SHARE
                                                ---------         -----------        -----------

BALANCES AT DECEMBER 26, 1998.............           759              4,361              $15.41
     Authorized...........................         2,000
     Granted..............................        (1,171)             1,171               12.47
     Exercised............................                             (334)              13.18
     Canceled.............................           125               (125)              14.31
                                                  ------             ------
BALANCES AT DECEMBER 25, 1999.............         1,713              5,073               14.91
     Granted..............................          (988)               988               17.80
     Exercised............................                             (162)              14.84
     Canceled.............................           118               (118)              16.01
     Expired..............................          (253)
                                                  ------             ------
BALANCES AT DECEMBER 30, 2000.............           590              5,781               15.38
     Authorized...........................           848
     Granted..............................          (780)               780               31.02
     Exercised............................                             (403)              13.50
     Canceled.............................            15                (15)              20.49
                                                  ------             ------
BALANCES AT DECEMBER 29, 2001.............           673              6,143               17.48
                                                  ======             ======

          Significant option groups outstanding at December 29, 2001 and related weighted-average exercise price per share and life information follows:

(IN THOUSANDS, EXCEPT YEARS AND PER SHARE AMOUNTS)


                                        OPTIONS OUTSTANDING                              OPTIONS EXERCISABLE
                        _______________________________________________________   ____________________________________
                                                                 WEIGHTED-
                                                                  AVERAGE                               WEIGHTED-
      EXERCISE             OPTIONS        WEIGHTED-AVERAGE       REMAINING           OPTIONS             AVERAGE
    PRICE RANGE          OUTSTANDING       EXERCISE PRICE      LIFE (YEARS)        EXERCISABLE       EXERCISE PRICE
    -----------          -----------       --------------      ------------        -----------       --------------

    $ 9.75-13.75              2,162            $12.48                5.8                1,528             $12.52
    14.09-19.75               2,537             16.12                6.1                1,490              15.48
    21.44-31.13               1,444             27.36                7.9                  409              23.36
                           --------                                                   -------
                              6,143                                                     3,427
                           ========                                                   =======

SECTION 423 EMPLOYEE STOCK PURCHASE PLAN

          Under the Section 423 Employee Stock Purchase Plan, employees may authorize payroll deductions of up to ten percent of their compensation for the purpose of acquiring shares of the Company's common stock at 85 percent of the market price determined at the beginning of a specified 12-month period. Under this plan, employees purchased 86,000 shares at prices ranging from $16.89 to $18.81 per share in 2001, 136,000 shares at prices ranging from $10.36 to $14.50 per share in 2000 and 67,000 shares at prices ranging from $9.30 to $19.23 per share in 1999. Compensation cost based on the fair value of the employees' purchase rights was not material in 2001, 2000 and 1999.

EMPLOYEE SECURED STOCK PURCHASE PLAN

          Under the Employee Secured Stock Purchase Plan, on specified dates employees may purchase shares of the Company's common stock at fair market value by paying 20 percent of the purchase price in cash and the remaining 80 percent of the purchase price in the form of a non-recourse promissory note with a term of 30 years. These notes have been classified as a reduction of stockholders' equity. Under this plan, employees purchased 61,000 shares at prices ranging from $27.40 to $32.69 per share in 2001, 125,000 shares at prices ranging from $17.00 to $23.50 per share in 2000 and 179,000 shares at prices ranging from $11.88 to $18.38 per share in 1999.

NOTE 13  ACQUISITIONS

SPECIALTY FROZEN PRODUCTS, L.P.

          On September 29, 2000, the Company acquired certain assets of Specialty Frozen Products, L.P. (Specialty), which was the leading independent direct-store-delivery ice cream distributor in the Pacific Northwest. The cost of this acquisition, which was accounted for as a purchase, was $20,182,000, of which $18,922,000 was paid in 2000. The $20,182,000 was comprised of $15,550,000 for the purchase of certain assets and a total of $4,632,000 in legal and other costs. The results of Specialty are included in the Company's Consolidated Statement of Income from the date of acquisition. In connection with this transaction, the Company recorded approximately $13,054,000 of goodwill, distribution rights and other intangibles.

CHEROKEE CREAM COMPANY, INC.

          On February 9, 2000, the Company acquired the remaining 84 percent of the outstanding common stock of Cherokee Cream Company, Inc. (Cherokee), the parent of Sunbelt Distributors, Inc., the leading independent direct-store-delivery ice cream distributor in Texas. The Company paid $7,651,000 (purchase price of $7,855,000 net of $204,000 cash acquired) in this transaction that has been accounted for as a purchase. The results of Cherokee are included in the Company's Consolidated Statement of Income from the date of acquisition. In connection with this transaction, the Company recorded $15,269,000 of goodwill, distribution rights, and other intangibles.

NOTE 14  NEW BEN & JERRY'S DISTRIBUTION AGREEMENT

          On October 25, 2000, the Company announced that it signed a new, long-term distribution agreement with Ben & Jerry's Homemade, Inc., a subsidiary of Unilever United States, Inc. Under this agreement, the Company became the distributor of Ben & Jerry's(R) products for the grocery channel in all of its company-operated markets across the country as of March 5, 2001. The Company and Ben & Jerry's continue to expand the Company's role as a Ben & Jerry's(R) distributor in other non-grocery channels, such as convenience stores. The agreement has a term of five years and automatically renews for two additional five-year terms unless terminated by either party at the end of each five-year term.

NOTE 15  CONTINGENCIES

          The Company is engaged in various legal actions as both plaintiff and defendant. Management believes that the outcome of these actions, either individually or in the aggregate, will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

NOTE 16  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)


                                                                                  NET INCOME (LOSS)(1)
                                                                    ---------------------------------------------
                                                                    AVAILABLE TO           PER COMMON SHARE(3)
                                                                       COMMON            ------------------------
                                  NET SALES(4)    GROSS PROFIT(4)   STOCKHOLDERS         BASIC            DILUTED
                                  ---------       ------------      ------------         -----            -------

2001
    1st Quarter.............    $    239,413      $     22,623     $     (4,886)          $(.17)            $(.17)
    2nd Quarter.............         335,424            42,098            6,935            $.24              $.20
    3rd Quarter.............         361,636            40,616            6,048            $.18              $.17
    4th Quarter.............         274,772            25,019              172            $.00              $.00
                                ------------      ------------     ------------
                                $  1,211,245      $    130,356     $      8,269
                                ============      ============     ============

2000
    1st Quarter.............    $    213,374      $     30,560     $      2,386            $.09              $.08
    2nd Quarter.............         284,641            50,136           12,236            $.44              $.35
    3rd Quarter.............         299,051            47,825           10,710            $.38              $.31
    4th Quarter(2)..........         243,722            26,315           (1,112)          $(.04)            $(.04)
                                ------------      ------------     ------------
                                $  1,040,788      $    154,836     $     24,220
                                ============      ============     ============

(1) Net income (loss) has been reduced by preferred stock dividends and accretion of the preferred stock to its redemption value.
(2) The fourth quarter of fiscal 2000 contained 14 weeks. All other quarterly periods presented contained 13 weeks.
(3) The number of weighted-average shares outstanding used in the quarterly computation of net income (loss) per common share increases and decreases as shares are issued and repurchased during the year. In addition, the number of weighted-average shares outstanding can also vary each quarter due to the exclusion of securities that would have an anti-dilutive effect. For these reasons, the sum of net income (loss) per common share for the quarters may not be the same as the net income (loss) per common share for the year.
(4) As a result of EITF 01-9, "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)," certain expenses previously classified as selling, general and administrative expenses are now recorded as a reduction of sales beginning in the first quarter of 2002. In accordance with this pronouncement, the net sales and gross profit figures reflect these retroactive reclassifications which had no effect on net income (loss) as previously reported.

ITEM 7.       EXHIBITS.

         (C)  Exhibits.


                   Exhibit 23.1     Consent of PricewaterhouseCoopers LLP

                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            Dreyer's Grand Ice Cream, Inc.

Date:  November 5, 2002                          By:  /S/ Timothy F. Kahn
                                                 ------------------------
                                                 Name:   Timothy F. Kahn
                                                 Title:  Vice President of
                                                         Finance and
                                                         Administration and
                                                         Chief Financial Officer

                                  EXHIBIT INDEX



EXHIBIT NO.                          DESCRIPTION
-----------                          -----------

Exhibit 23.1                 Consent of PricewaterhouseCoopers LLP